BLACKSKY REPORTS SECOND QUARTER 2023 RESULTS

Q2 Imagery and Analytics Revenue Increases 51% from Prior Year Period
Company Wins Over $35 Million in Multi-Year Contract Agreements

HERNDON, VA – August 9, 2023 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY) announced results for the second quarter ended June 30, 2023.

Second Quarter Financial Highlights:
•Revenue of $19.3 million, up 28% from the prior year period
•Imagery & software analytical services revenue grew 51% over the prior year quarter
•Cost of sales related to imagery & software analytical services improved to 23% from 34% in the prior year quarter

“BlackSky delivered another strong quarter as we continue to demonstrate revenue growth, substantial operating leverage, and effective cost management that maintain us on our path towards profitability,” said Brian E. O’Toole, BlackSky CEO. “Since the start of the second quarter, we won over $35 million in new contracts and renewal agreements supporting U.S. and international government agencies looking to secure access to our rapid revisit constellation of high-resolution satellites, bringing total bookings year to date to over $200 million. These wins underscore our customers’ reliance on and the increased demand for BlackSky’s capabilities. We continue to see a high-level of customer engagement from government agencies worldwide for our dynamic hourly monitoring and AI-driven analytic capabilities. With our strong operating leverage and a solid book of business, we remain on track to achieve positive adjusted EBITDA in Q4 of this year. We are actively working with several major customers on a number of sizable contracts and given the variability on timing, we are widening the range of our 2023 revenue outlook to between $84 million to $96 million.”

Recent Highlights
•Signed a multi-year renewal agreement with an international defense sector customer for more than $30 million, expanding and securing priority access to BlackSky’s high-frequency imagery services
•Awarded a two-year multi-million-dollar contract with an international Ministry of Defense customer to build ground station infrastructure to enable direct access to BlackSky’s rapid revisit constellation
•Won a two-year multi-million-dollar renewal contract to provide advanced subscription-based imagery and analytic services to an existing international Ministry of Defense customer

•Signed a one-year subscription agreement to provide on-demand satellite tasking of BlackSky’s imagery and other mission solutions to a Department of Defense customer
•Awarded two contracts by the National Reconnaissance Office (NRO) to study short-wave infrared capabilities and latency improvements
•Won a multi-year contract to provide on-demand imagery and AI-enabled analytics to an international non-government organization
•Selected by SynMax, a leading energy intelligence company, to monitor coal inventory at power plants using BlackSky’s advanced burst imagery capability
•Partnered with Spire Global to create a real-time, commercially available AI-driven maritime custody service to detect and track vessels worldwide, estimate cargo, and track activity over time
•Signed a launch agreement with Rocket Lab for a block of five dedicated launches to secure launch capacity to include deployment of initial Gen-3 satellites in 2024
•On June 26, 2023, BlackSky was chosen to be added to the Russell 3000 Index, a broad-market index widely used by investment managers and institutional investors

Financial Results
Revenues(1)
Total revenue for the second quarter of 2023 was $19.3 million, up $4.2 million, or 28%, from the second quarter of 2022. Imagery and software analytical services revenue was $15.3 million, up 51% over the prior year period, primarily driven by increased demand from new and existing U.S. and international government customers. Professional and engineering services revenue was $4.0 million in the second quarter of 2023, compared to $4.9 million in the prior year period. Professional and engineering services contracts are milestone-based contracts that have quarter-over-quarter variability, in contrast to the high-margin imagery and software analytical services, which are typically recurring subscription-based revenues.

Cost of Sales(1)(2)
Cost of sales as a percent of revenue was 44% for the second quarter of 2023, which included a $2.5 million expense recognized in professional and engineering services related to changes in the estimated cost and percentage of completion for an R&D related project, compared to 65% in the second quarter of 2022. Imagery and software analytical service costs as a percent of revenue was 23% in the second quarter of 2023, compared to 34% in the second quarter of 2022. The year-over-year improvement was primarily driven by greater volumes of imagery and analytical services revenue that inherently have a low fixed-cost structure as a percent of revenue.

Operating Expenses
Operating expenses for the second quarter of 2023 were $30.7 million, which included $2.1 million of non-cash stock-based compensation expense and $11.8 million in depreciation and amortization expenses. Operating expenses for the second quarter of 2022 were $27.0 million, which included $2.6 million in non-cash stock-based compensation expense and $9.2 million in depreciation and amortization expenses. Excluding the non-cash stock-based compensation and depreciation and amortization expenses from both years, cash operating expenses for the second quarter of 2023 were $16.8 million compared to cash operating expenses of $15.2 million for the second quarter of 2022. The year-over-year increase of $1.6 million, or 10%, was primarily due to expansion of the sales team and AI capabilities.

Net Loss
Net loss for the second quarter of 2023 was $33.4 million, compared to a net loss of $26.3 million in the second quarter of 2022.

Adjusted EBITDA(3)
Adjusted EBITDA loss for the second quarter of 2023 was $5.8 million, compared to an adjusted EBITDA loss of $8.8 million in the prior year quarter. The $3.1 million year-over-year improvement was primarily driven by strong operating leverage achieved through increased revenue of high-margin imagery and analytics, partially offset by the $2.5 million expense in professional and engineering service costs.

Balance Sheet & Capital Expenditures
As of June 30, 2023, cash and cash equivalents, restricted cash, and short-term investments totaled $59.5 million. Capital expenditures for the second quarter of 2023 were $12.6 million.

2023 Outlook
BlackSky remains on track to achieve positive Adjusted EBITDA in Q4 of this year. This is the result of continued revenue growth, high incremental margins from imagery and analytic services and continued responsible cost management. The Company continues to close a significant number of new contracts, further building a strong book of business. BlackSky is actively working with several major customers on a number of sizable contracts and given the variability on timing, the Company is widening the range of its 2023 revenue outlook to between $84 million and $96 million. Expectations for full year 2023 capital expenditures remain between $40 million and $45 million.

(1) Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.
(2) Cost of sales is defined as imagery and software analytical services costs and professional and engineering services cost, less depreciation and amortization expense.
(3) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this press release.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 (domestic) or 1-201-689-8778 (international) at least ten minutes prior the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13740285. The audio replay will be available from approximately 12:30 PM ET on August 9, 2023, through August 23, 2023.

About BlackSky Technology Inc.
BlackSky is a leading provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets and events in the world.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it. BlackSky’s Spectra AI software platform processes data from BlackSky’s constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest income, interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as our management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to stock-based compensation expense, unrealized (gain) loss on certain warrants/shares classified as derivative liabilities, severance, income on equity method investment, investment loss on short-term investments, and transaction costs associated with debt and equity financings.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our SEC filings for a reconciliation of Adjusted EBITDA to Net Loss, the most comparable measure reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of Adjusted EBITDA.

Forward-Looking Statements
Certain statements and other information included in this press release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact contained in this press release, including statements as to future performance, our guidance outlook for the year and expected capital expenditures, our ability to sustain revenue growth, expectations regarding global demand for our products and services, and our expectations related to future profitability on an adjusted basis, are forward-looking statements.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this press release. As a result, although BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, factors such as long and unpredictable sales cycles, customer demand, and our ability to estimate resources for fixed-price contracts, expenses, and other operational, and liquidity needs, as well as the risk factors discussed in our most recent Annual Report on Form 10-K and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the U.S. Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this press release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this press release and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Imagery & software analytical services	$15,328	$10,172	$31,088	$17,542
Professional & engineering services	3,999	4,930	6,636	11,456
Total revenue	19,327	15,102	37,724	28,998
Costs and expenses
Imagery & software analytical service costs, excluding depreciation and amortization	3,456	3,446	7,155	7,024
Professional & engineering service costs, excluding depreciation and amortization	5,070	6,340	7,849	13,717
Selling, general and administrative	18,768	17,743	37,717	40,283
Research and development	176	106	392	252
Depreciation and amortization	11,776	9,177	21,431	16,568
Total costs and expenses	39,246	36,812	74,544	77,844
Operating loss	(19,919)	(21,710)	(36,820)	(48,846)
(Loss) gain on derivatives	(11,098)	(4,646)	(9,567)	3,494
Income on equity method investment	56	1,213	585	1,470
Interest income	648	178	1,083	178
Interest expense	(2,242)	(1,275)	(4,095)	(2,530)
Other expense, net	(867)	(42)	(1,810)	(40)
Loss before income taxes	(33,422)	(26,282)	(50,624)	(46,274)
Income tax expense	(9)	—	(122)	—
Net loss	(33,431)	(26,282)	(50,746)	(46,274)
Other comprehensive income	—	—	—	—
Total comprehensive loss	$(33,431)	$(26,282)	$(50,746)	$(46,274)

Basic and diluted loss per share of common stock:
Net loss per share of common stock	$(0.24)	$(0.22)	$(0.39)	$(0.40)

Weighted average common shares outstanding - basic and diluted	137,208	118,112	130,712	116,803

Note: Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$41,100	$34,181
Restricted cash	1,835	2,835
Short-term investments	16,578	37,982
Accounts receivable, net of allowance of $0 and $0, respectively	7,375	3,112
Prepaid expenses and other current assets	3,618	4,713
Contract assets	8,643	5,706
Total current assets	79,149	88,529
Property and equipment - net	81,606	71,584
Operating lease right of use assets - net	2,572	3,586
Goodwill	9,393	9,393
Investment in equity method investees	5,869	5,285
Intangible assets - net	1,637	1,918
Satellite procurement work in process	44,587	50,954
Other assets	3,272	2,841
Total assets	$228,085	$234,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$10,790	$14,368
Amounts payable to equity method investees	2,231	3,728
Contract liabilities - current	3,154	6,783
Other current liabilities	1,178	2,048
Total current liabilities	17,353	26,927
Long-term contract liabilities	247	109
Operating lease liabilities	3,108	3,132
Derivative liabilities	32,396	5,113
Long-term debt - net of current portion	79,414	76,219
Other liabilities	7,022	716
Total liabilities	139,540	112,216
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 140,819 and 121,938 shares; outstanding, 138,409 shares and 119,508 shares as of June 30, 2023 and December 31, 2022, respectively.	14	12
Additional paid-in capital	684,388	666,973
Accumulated deficit	(595,857)	(545,111)
Total stockholders’ equity	88,545	121,874
Total liabilities and stockholders’ equity	$228,085	$234,090

BLACKSKY TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(50,746)	$(46,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	21,431	16,568
Operating lease right of use assets amortization	613	783
Bad debt expense (recovery)	15	(1)
Stock-based compensation expense	5,323	13,226
Amortization of debt discount and issuance costs	189	1,018
Income on equity method investment	(585)	(1,470)
Gain on disposal of property and equipment	(22)	—
Loss (gain) on derivatives	9,567	(3,494)
Interest income	(337)	—
Other, net	—	16
Changes in operating assets and liabilities:
Accounts receivable	(4,278)	(787)
Contract assets - current and long-term	(4,101)	(3,824)
Prepaid expenses and other current assets	1,142	1,914
Other assets	1,117	(30)
Accounts payable and accrued liabilities	1,015	389
Other current liabilities	(1,097)	(759)
Contract liabilities - current and long-term	(3,491)	(6,903)
Other liabilities	8,620	1,839
Net cash used in operating activities	(15,625)	(27,789)
Cash flows from investing activities:
Purchase of property and equipment	(8,446)	(5,289)
Satellite procurement work in process	(19,925)	(20,208)
Purchases of short-term investments	(19,416)	(43,774)
Proceeds from maturities of short-term investments	41,110	—
Proceeds from sale of property and equipment	22	—
Proceeds from equity method investment	—	313
Net cash used in investing activities	(6,655)	(68,958)
Cash flows from financing activities:
Proceeds from equity issuances, net of equity issuance costs	30,074	—
Proceeds from options exercised	5	25
Payments of transaction costs for debt modification	(561)	—
Payments of transaction costs related to derivative liabilities	(905)	—
Withholding tax payments on vesting of restricted stock units	(414)	(4,037)
Net cash provided by (used in) financing activities	28,199	(4,012)
Net increase (decrease) in cash, cash equivalents, and restricted cash	5,919	(100,759)
Cash, cash equivalents, and restricted cash – beginning of year	37,016	168,104
Cash, cash equivalents, and restricted cash – end of period	$42,935	$67,345

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(33,431)	$(26,282)	$(50,746)	$(46,274)
Interest income	(648)	(178)	(1,083)	(178)
Interest expense	2,242	1,275	4,095	2,530
Income tax expense	9	—	122	—
Depreciation and amortization	11,776	9,177	21,431	16,568
Stock-based compensation expense	2,311	2,986	5,323	13,226
Loss (gain) on derivatives	11,098	4,646	9,567	(3,494)
Income on equity method investment	(56)	(1,213)	(585)	(1,470)
Forgiveness of non-trade receivables	—	75	—	75
Transaction costs associated with debt and equity financings	833	—	1,738	—
Severance	111	705	199	705
Investment loss on short-term investments	—	—	55	—
Adjusted EBITDA	$(5,755)	$(8,809)	$(9,884)	$(18,312)